                                                                Exhibit 12 (b)

                           GENERAL ELECTRIC CAPITAL CORPORATION
                                AND CONSOLIDATED AFFILIATES

 Computation of Ratio of Earnings to Combined Fixed Charges and
Preferred Stock Dividends

                                               Years ended December 31,
                                    ------------------------------------------------
(Dollar amounts in millions)         1995      1994       1993      1992      1991
                                    ------    ------     ------    ------    ------
Net earnings...................    $ 2,261   $ 1,918    $ 1,478   $ 1,251   $ 1,125
Provision for income taxes.....      1,071       896        664       415       362
Minority interest..............         81       109        114        14        (7)
                                   -------   -------    -------   -------   -------
Earnings before income taxes
  and minority interest........      3,413     2,923      2,256     1,680     1,480
                                   -------   -------    -------   -------   -------
Fixed charges:
  Interest.....................      6,520     4,464      3,503     3,713     4,280
  One-third of rentals.........        170       153        138        90        34
                                   -------   -------    -------   -------   -------
Total fixed charges............      6,690     4,617      3,641     3,803     4,314
                                   -------   -------    -------   -------   -------
Less interest capitalized,
  net of amortization..........         21         9          4         6         7
                                   -------   -------    -------   -------   -------
Earnings before income taxes
  and minority interest plus
  fixed charges................    $10,082   $ 7,531    $ 5,893   $ 5,477   $ 5,787
                                   =======   =======    =======   =======   =======
Preferred stock dividend
  requirements.................    $    57   $    30    $    22   $    26   $    41
Ratio of earnings before
  provision for income taxes
  to net earnings..............       1.47      1.47       1.45      1.34      1.32
                                   -------   -------    -------   -------   -------
Preferred stock dividend
  factor on pre-tax basis......         84        44         32        35        54
Fixed charges                        6,690     4,617      3,641     3,803     4,314
                                   -------   -------    -------   -------   -------
Total fixed charges and
  preferred stock dividend
  requirements.................    $ 6,774   $ 4,661    $ 3,673   $ 3,838   $ 4,368
                                   =======   =======    =======   =======   =======
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends..............       1.49      1.62       1.60      1.43      1.32
                                   =======   =======    =======   =======   =======
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